DISTRIBUTION AGREEMENT

THIS AGREEMENT is made, as of                      , 2013 (the “Effective Date”), by and between TSC Distributors, LLC (“TSCD”) and DoubleLine Capital LP (the “Adviser”), relating to certain services to be provided by TSCD to the Adviser with respect to a proposed closed-end investment company to be registered and currently referred to as DoubleLine Income Solutions Fund (the “Fund”).

WHEREAS, the Adviser is the investment adviser to the Fund;

WHEREAS, the Fund will be operated as a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Fund will offer for sale shares of its common stock (the “Shares” and the holders of the Shares being referred to herein as the “Shareholders”); and

WHEREAS, the Adviser wishes to retain TSCD to provide the distribution and marketing services set forth herein to the Adviser under the terms and conditions stated below, and TSCD is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.	APPOINTMENT. The Adviser hereby retains TSCD to furnish, and TSCD hereby agrees to furnish, the services set forth in Section 2 below.

2.	SERVICES AND DUTIES OF TSCD. At such times and to the extent that the Adviser may reasonably request, TSCD will assist the Adviser with the distribution of the Shares in a public offering by:

(a)	making its sales force available to the Adviser and the Fund to aid in the distribution of the Shares and to generally provide sales services with respect to the Shares;

(b)	developing and coordinating a targeted “road show” with respect to the offering of the Shares;

(c)	customizing marketing materials for use by, and presentations to the sales networks at, broker-dealers or other entities that distribute the Shares;

(d)	organizing and hosting meetings with key financial advisers, closed-end fund wholesalers, analysts, service providers and ratings and information organizations that cover closed-end funds;

(e)	making such reports and recommendations to the board of trustees of the Fund as the board and/or the Adviser may reasonably request or deem appropriate from time to time;

(f)	replying to requests for information from broker-dealers or prospective shareholders concerning the Shares or the Fund;

(g)	reviewing materials made available to prospective shareholders and broker-dealers;

(h)	assisting in the drafting of press releases in connection with the offering of Shares, and providing the sales support and marketing services typical for an offering of the Shares; and

(i)	providing such other services as the parties may mutually agree from time to time.

For the avoidance of doubt, TSCD acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or its Shares other than as contained in the Fund’s prospectus and statement of additional information or any sales literature and advertising materials specifically approved by the Adviser for use by TSCD in connection with the performance of the services provided by such party hereunder.

3.	TSCD further acknowledges and agrees that it will not use or cause to be used any sales literature or advertising or marketing materials (collectively, “marketing materials”) in connection with the initial public offering of the Shares unless such marketing materials have, if required by applicable law, been timely filed with (and, if required, cleared by) the Financial Industry Regulatory Authority (“FINRA”).

4.	COMPLIANCE WITH LAW. In all matters pertaining to the performance of this Agreement, TSCD will act in conformity with the reasonable directions of the Adviser and the board of trustees, officers and employees of the Fund and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal and state laws and regulations, including, without limitation rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”) and FINRA.

5.	SERVICE NOT EXCLUSIVE. The services to be provided hereunder by TSCD are not deemed to be exclusive, and TSCD and each of its members, officers, employees and affiliates are free to render such services to other funds or clients as long as TSCD’s services under this Agreement are not materially impaired thereby.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF TSCD.

(a)	TSCD represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the services provided in this Agreement. In addition, TSCD represents, warrants and agrees that it is registered as a broker-dealer with the SEC and is a member firm of FINRA, and is registered in any state where such registration or notification is required. TSCD covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)	TSCD agrees that it shall promptly notify the Adviser (i) in the event that the SEC, FINRA or any other regulatory authority has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control or a change in its senior management or (iii) of any change to TSCD that materially and adversely affects its ability to perform services under this Agreement.

(c)	TSCD represents, warrants and agrees that (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by or on its behalf, shall be validly executed and delivered and shall be valid, binding and enforceable against it in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent or make unlawful its execution or performance of this Agreement, (iv) its performance of this Agreement and its conduct in connection with the provision of the services described in this Agreement do not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject, and do not and will not cause the Adviser to violate any such law, statute, rule, or regulation, (v) none of the information it has supplied to the Adviser or any representative of the Adviser in connection with the services intentionally misstates a material fact or intentionally omits information necessary to make the information supplied not materially misleading, and (vi) it will not improperly disclose to the Adviser, or mis-use, or induce the Adviser to mis-use, any proprietary information or trade secrets of any third party in connection with its performance of this Agreement.

(d)

Without limiting clause (iv) of subsection (c) above, TSCD hereby further represents, warrants and agrees that it has reviewed and understands Rule 206(4)-5 (the “Rule”) promulgated by the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that TSCD shall not, and shall cause each of its members, managers, employees and affiliates (each of the foregoing, together with TSCD, the “TSCD Representatives”) not to engage in conduct that would reasonably be expected to (i) cause paragraphs (a)(1) or (a)(2) of the Rule to apply to the Adviser or any of its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) or (ii) constitute a violation of paragraph (a)(2) of the Rule with respect to the Adviser or its affiliates, in either case, as though each TSCD Representative was a covered associate of the Adviser or its affiliates. TSCD hereby further represents and warrants that (except to the extent disclosed in writing to the Adviser as of the date hereof) no TSCD Representative has, in the two year period prior to the date of this Agreement, engaged in conduct that would reasonably be expected to cause paragraph (a)(1) of the Rule to apply to the Adviser or its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) as though each TSCD Representative was a covered associate of the Adviser or its affiliates. Each of the representations, warranties and agreements in this Section 6(d) shall be subject to and interpreted in accordance with the other paragraphs of the Rule, including, without limitation, paragraphs (c) and (d)

thereof. Terms used in this subsection shall have the same meanings ascribed to them as set forth in paragraph (f) of the Rule.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF ADVISER.

(a)	The Adviser represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and in any state where registration is required, except where the failure to so register would not have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement.

(b)	The Adviser hereby represents, warrants and agrees that (i) the Adviser has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by or on behalf of the Adviser, shall be validly executed and delivered by the Adviser and shall be valid, binding and enforceable against the Adviser in accordance with its terms, (iii) there are no restrictions, agreements or understandings, oral or written, to which the Adviser is a party or by which the Adviser is bound that prevent or make unlawful the Adviser’s execution or performance of this Agreement, (iv) the Adviser’s performance of this Agreement does not, and will not, violate any provision of law, statute, rule or regulation to which the Adviser is subject, (v) none of the information supplied by the Adviser to TSCD in connection with its engagement by the Adviser intentionally misstates a material fact or intentionally omits information necessary to make the information supplied not materially misleading, and (vi) the Adviser will not improperly disclose to TSCD, or mis-use, or induce TSCD to mis-use, any proprietary information or trade secrets of any third party in connection with the Adviser’s performance of this Agreement.

(c)	The Adviser agrees that it shall promptly notify TSCD (i) in the event that the SEC or any other regulatory authority has censured its or the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Adviser or a change in its senior management that is material to the Fund or to TSCD, or (iii) of any change to the Adviser that materially and adversely affects TSCD’s ability to provide its services under this Agreement and/or the Adviser’s ability to perform its obligations under this Agreement.

(d)

The Adviser represents, covenants and agrees that, to the best of its knowledge, (i) the Fund has filed or will file a Registration Statement relating to the Shares under the Securities Act of 1933 (the “1933 Act”) on Form N-2 and that the Registration Statement (including the prospectus and any statement of additional information), at the time it is declared effective by the SEC, will conform in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder), (ii) the Fund has made or will make such filings with the SEC, FINRA and other regulators related thereto, as required by all applicable laws and regulations, (iii) the Fund has disclosed or will disclose in its Registration Statement on Form N-2 such information about this Agreement and the transactions contemplated herein as required by all applicable laws and regulations; (iv) to the extent required by all applicable laws and regulations, the Fund is or will be registered and its Shares qualified for sale in all states and other jurisdictions in the United States or its territories where registration or qualification is required, and the Registration Statement (including the prospectus and any statement of additional information) as filed, and any sales materials relating to the Fund do not intentionally contain any untrue statement of a material fact or intentionally omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

8.	COMPENSATION. As compensation for the services to be provided by TSCD to the Adviser under this Agreement, the Adviser shall pay TSCD a distribution fee, due and payable on the closing date of the initial offering of the Fund’s Shares (the “closing Date”), in an amount equal to 0.10% (10 bps) of the total gross assets raised.

9.	REIMBURSEMENT OF EXPENSES. The Adviser will promptly reimburse TSCD for all reasonable and documented out-of-pocket expenses incurred by it and its registered representatives providing services in connection with this Agreement, including without limitation expenses associated with hosting events and meetings as contemplated under this Agreement and expenses associated with travel, lodging, meals, printing, shipping, mailing expenses and other similar expenses, up to a maximum amount of $600,000. Potential events and the costs of such events shall be discussed with the Adviser prior to incurring such costs. The Adviser reserves the right to veto any proposed event or expense. TSCD shall invoice the Adviser and provide reasonable evidence of such expenses.

10.	LIMITATION OF LIABILITY OF TSCD. TSCD will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser, the Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement (“TSCD Disabling Conduct”).

The Adviser agrees to indemnify, defend and hold TSCD and any person who controls TSCD within the meaning of Section 15 of the 1933 Act (collectively, “TSCD Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) that any TSCD Indemnified Persons may incur arising out of or relating to (i) the Adviser’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) the Adviser’s failure to comply with any applicable laws or regulations (including, without limitation, any misstatement of a material fact or the failure to state a material fact required to be stated or necessary in order to make the statements made not misleading, in the Fund’s Registration Statement or prospectus (including its statement of additional information, if any) or marketing materials), but only to the extent that such liability or expense incurred by the TSCD Indemnified

Persons or resulting from such claims or demands shall not arise out of or be based upon TSCD Disabling Conduct with respect to the provision of services under this Agreement.

11.	LIMITATION OF LIABILITY OF ADVISER. The Adviser will not be liable for any act or omission or for any error of judgment or for any loss suffered by TSCD in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement (“Adviser Disabling Conduct”).

TSCD agrees to indemnify, defend and hold the Fund, the Adviser, their several officers and directors, and any person who controls Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Adviser Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) that any Adviser Indemnified Persons may incur arising out of or relating to (i) TSCD’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) TSCD’s failure to comply with any applicable laws or regulations, but only to the extent that such liability or expense incurred by the Adviser Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Adviser Disabling Conduct with respect to the provision of services under this Agreement. The Fund is hereby made an express third-party beneficiary of this Agreement.

12.	TERMINATION. This Agreement is effective on the Effective Date. TSCD or the Adviser may terminate this Agreement upon 10 days’ prior written notice to the other party in the event of a material breach of this Agreement by any other party. This Agreement may also be terminated by either party upon 30 days’ prior written notice. Should this Agreement be terminated by any party prior to the Closing Date, upon such termination of the Agreement, the Adviser shall pay any expenses incurred prior to that date pursuant to Section 9 above.

13.	AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, amended or terminated orally, but only by an instrument in writing signed by TSCD and the Adviser.

14.

CONFIDENTIALITY. TSCD and the Adviser each acknowledge that it may obtain certain confidential information of the other party to this Agreement and, in the case of TSCD, of the Fund or its Shareholders during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets, provided that a party may disclose confidential information if such information is or becomes (i) generally known by the public, absent breach by a party of its obligations hereunder, (ii) otherwise known or developed by a party without reference to information provided by or on behalf of other party or any of its affiliates, (iii) disclosed in a legal proceeding relating to the enforcement of this

Agreement, (iv) such disclosure is approved in writing by the applicable party to which the confidential information relates or originates, or (v) such disclosure is required by applicable laws, rules, and regulations, or such disclosure is made in response to a valid request by a regulatory authority. TSCD confirms that it is aware that securities laws of various jurisdictions restrict persons from trading in securities of a company while in possession of material non-public information regarding such company, and from communicating such information to a person under circumstances in which it is reasonably foreseeable that such person may trade in such securities. Notwithstanding the foregoing, if a party is required or requested to disclose confidential information of another party pursuant to (v) above, such party shall, if permitted by applicable law: immediately notify the other parties to this Agreement in order to provide such parties the opportunity to pursue such legal or other action as such parties may desire to prevent or limit the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent or limit the release of such confidential information, at the expense of the requesting party.

15.

TRADEMARK: TSCD may use the Adviser’s trade name or any name derived from the Adviser’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Any other uses of the Adviser’s trade name shall require advance written permission of the Adviser. Adviser acknowledges that the word “DoubleLine” is a registered trademark of the Adviser and agrees to provide notice of that trademark in written materials, including with disclosure “DoubleLine is a registered trademark of DoubleLine Capital LP” or use of the ® symbol or both as may suitable to the usage of “DoubleLine” in the materials in which the word DoubleLine appears.

16.	GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, before a single arbitrator sitting in the City and State of New York, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitrator shall be selected by mutual agreement of the parties.

17.	BOOKS AND RECORDS.

(a)	In compliance with the requirements of the 1940 Act, TSCD hereby agrees that all records which it may maintain for the Fund or the Adviser are the property of the Adviser and the Fund and further agrees to surrender promptly to the Adviser or the Fund any of such records upon request.

(b)

TSCD hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that TSCD renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if TSCD is required or requested to provide any information or reports to regulatory authorities, TSCD shall immediately notify Adviser in order to provide Adviser the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and TSCD agrees to provide reasonable assistance to Adviser in seeking to prevent the release of the information, in each case provided such disclosure by TSCD is not prohibited by applicable law.

18.	BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as otherwise provided herein, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except as specifically provided herein.

19.	BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of the other party hereto.

20.	EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. Delivery of an executed counterpart hereof by facsimile or as a .pdf attachment to an e-mail shall be effective as delivery of a manually executed counterpart hereof.

21.	ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

22.	WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

23.	MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24.	NOTICES. All notices required to be sent under this Agreement must be in writing and shall be duly given and received on the first business day after transmission by electronic or facsimile transmission; when delivered personally upon receipt; one business day after being deposited for next-day delivery with Federal Express or another nationally recognized overnight delivery service, or seven business days after being sent by first class mail, in all cases, all charges prepaid, properly addressed to the party to receive such notice at that party’s address indicated below, or at any other address that either party may designate by notice to the other:

If to the Adviser:

DoubleLine Capital LP

333 South Grand Avenue

18th Floor

Los Angeles, CA 90071

Attention: General Counsel

Or if to TSCD:

TSC Distributors, LLC

c/o Tina Singh

Wall Street Plaza

88 Pine Street Suite 2430 New York, NY 10005

e-mail: tina.singh@tscapitalllc.com

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IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

TSC DISTRIBUTORS, LLC

By:
Name: Tina Singh
Title: Chief Executive Officer

DOUBLELINE CAPITAL LP

By:
Name: Ronald R. Rendell
Title: Executive Vice President